Exhibit 99.1

FOR IMMEDIATE RELEASE

WestRock Announces Dmitri L. Stockton Elected to Board of Directors

ATLANTA – July 29, 2022 – WestRock Company (NYSE: WRK), a leading provider of sustainable paper and packaging solutions, today announced that Dmitri L. Stockton, retired chairman, president and chief executive officer of GE Asset Management, has been elected to the Company’s board of directors.

“We are pleased to welcome Dmitri to our board of directors,” said David B. Sewell, chief executive officer of WestRock. “His vast experience has honed a business perspective that will benefit WestRock significantly as we continue advancing toward our goal of becoming the best paper and packaging company in the industry.”

“I am excited to join the WestRock Board of Directors to help further the Company’s objectives of delivering value for our shareholders and serving our customers with leading edge, sustainable products,” stated Stockton.

Stockton spent 30 years with GE Company, beginning with leadership assignments throughout the United States and progressing to executive leadership roles including a decade abroad with appointments as chief executive officer of GE Capital Bank in Switzerland, president and CEO of GE Consumer Finance in Central and Eastern Europe, and president and CEO of GE Capital Global Banking. Stockton became a vice president of GE Company in 2005 and senior vice president in 2008. In 2011, Stockton returned to the U.S., spending five years as chairman, president, and chief executive officer of GE Asset Management, a $120 billion global asset management company. Dmitri spent his final role at GE Company serving as special advisor to the chairman and senior vice president of GE, providing ongoing counsel on strategy.

Stockton is a member of the board of directors for Target Corporation, Ryder System, and Deere & Company. Dmitri graduated magna cum laude with a Bachelor of Science in accounting from North Carolina A&T State University in 1986. He was awarded an honorary doctorate of humanities by the university in 2013.

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About WestRock
WestRock (NYSE: WRK) partners with our customers to provide sustainable paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

Contact
Media: Robby Johnson, 470-328-6397 Manager, Corporate Communications robby.b.johnson@westrock.com	Investors: Rob Quartaro, 470-328-6327 Senior Vice President, Investor Relations rob.quartaro@westrock.com

James Armstrong, 470-328-6327 Vice President, Investor Relations james.armstrong@westrock.com